Exhibit 99.1

Press Release

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2008
FIRST QUARTER RESULTS
HOUSTON — FEBRUARY 6, 2008 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2008 first quarter ended December 31, 2007.
     Revenues for the first quarter of fiscal 2008 were $147.1 million compared to revenues of $122.8 million for the first quarter of fiscal 2007. Net income for the first quarter was $3.6 million, or $0.32 per diluted share, compared to net income of $2.0 million, or $0.18 per diluted share, in the first quarter of fiscal 2007.
     Thomas W. Powell, Chairman and Chief Executive Officer, stated, “We continue to be extremely pleased with the strength in our business. Our markets remain vigorous, and many of our projects are exceptionally complex and long-term in nature. All indications are that activity will remain at current levels, and we are confident that we will continue to experience healthy growth for the foreseeable future.”
     The Electrical Power Products segment recorded revenues of $141.1 million in the fiscal 2008 first quarter compared to $117.3 million in the first quarter of fiscal 2007. Income before income taxes for Electrical Power Products in the first quarter totaled $5.6 million versus income before income taxes of $3.2 million in last year’s first quarter.
     The Company’s backlog as of December 31, 2007 was a record $502 million compared to $464 million as of September 30, 2007 and compared to $384 million at the end of last year’s first quarter ended December 31, 2006. New orders placed during the first quarter of fiscal 2008 totaled $185 million compared to $200 million in the fourth quarter of fiscal 2007 and compared to $148 million in the first quarter of fiscal 2007.

OUTLOOK
     The following statements are based on the current expectations of the Company. These statements are forward-looking and actual results may differ materially as further elaborated in the last paragraph below.
     Powell Industries expects full year fiscal 2008 revenues to range between $625 million and $650 million and full year fiscal 2008 earnings to range between $1.65 and $1.90 per diluted share.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, February 6, 2008 at 11:00 a.m. eastern time. To participate in the conference call, dial 303-275-2170 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 13, 2008. To access the replay, dial 303-590-3000 using a passcode of 11108076#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
     Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
     Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to the results of the Company’s internal investigation relating to the accounting errors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
- Tables to follow -

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	December 31,
	2007	2006
(In thousands, except per share data)	(Unaudited)
Revenues	$147,121	$122,776

Cost of goods sold	120,426	102,686

Gross profit	26,695	20,090

Selling, general and administrative expenses	20,111	16,274

Income before interest, income taxes and minority interest	6,584	3,816

Interest expense	865	688

Interest income	(115)	(180)

Income before income taxes and minority interest	5,834	3,308

Income tax provision	2,129	1,220

Minority interest	119	59

Net income	$3,586	$2,029

Net earnings per common share:

Basic	$0.32	$0.19

Diluted	$0.32	$0.18

Weighted average shares:

Basic	11,155	10,942

Diluted	11,372	11,121

SELECTED FINANCIAL DATA:

Depreciation and amortization	$2,897	$2,498

Capital Expenditures	$746	$5,430

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2007	2007
(In thousands)	(Unaudited)
Assets:

Current assets	$259,007	$236,886

Property, plant and equipment (net)	65,929	67,401

Other assets	35,663	36,728

Total assets	$360,599	$341,015

Liabilities & stockholders’ equity:

Current liabilities	$134,601	$135,612

Long-term debt and capital lease obligations, net of current maturities	41,608	27,372

Deferred and other long-term liabilities	4,246	4,184

Stockholders’ equity and minority interest	180,144	173,847

Total liabilities and stockholders’ equity	$360,599	$341,015

POWELL INDUSTRIES, INC. & SUBSIDIARIES
BUSINESS SEGMENTS

	Three Months Ended
	December 31,
	2007	2006
(In thousands)	(Unaudited)
Revenues:

Electrical Power Products	$141,089	$117,343
Process Control Systems	6,032	5,433

Total revenues	$147,121	$122,776

Income before income taxes:

Electrical Power Products	$5,614	$3,225
Process Control Systems	220	83

Total income before income taxes	$5,834	$3,308

	December 31,	September 30,
	2007	2007
(In thousands)	(Unaudited)
Identifiable tangible assets:

Electrical Power Products	$300,444	$279,901
Process Control Systems	9,720	7,365
Corporate	20,883	23,460

Total identifiable tangible assets	$331,047	$310,726

Backlog:

Electrical Power Products	$476,678	$434,902
Process Control Systems	25,040	29,596

Total backlog	$501,718	$464,498

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